Exhibit 99.1
     O’Charley’s • Stoney River Legendary Steaks • Ninety Nine Restaurant
     NEWS RELEASE

CONTACTS	Lawrence E. Hyatt	Gene Marbach
	Chief Financial Officer	Investor Relations
	O’Charley’s Inc.	Makovsky + Company
	(615) 782-8818	(212) 508-9600
O’CHARLEY’S INC. ANNOUNCES AGREEMENT WITH CRESCENDO PARTNERS
•	Appoints Three Crescendo Nominees to Board

•	Expands Board to 11 Directors

•	Crescendo Drops Proxy Contest at 2008 Annual Meeting

•	O’Charley’s to Seek and Recommend Shareholder Approval of Board Declassification
NASHVILLE, Tenn. (March 13, 2007) — O’Charley’s Inc. (Nasdaq: CHUX), a leading casual-dining restaurant company, announced today that it had entered into an agreement with Crescendo Partners, a holder of approximately 12 percent of the Company’s common shares. Crescendo Partners had announced in December 2007 that it intended to nominate a slate of four directors to the Company’s nine-member Board at the Company’s 2008 annual meeting.
     Pursuant to the agreement, O’Charley’s has expanded its Board to 11 Directors and appointed to the Board Messrs. Arnaud Ajdler, a managing director of Crescendo Partners, Gregory Monahan, a senior vice president of Crescendo Partners, and Douglas Benham, the former President and Chief Executive Officer of Arby’s Restaurant Group. Concurrently with these Board size and composition changes, Mr. John E. Stokely, a director of the Company since 2004, has voluntarily elected to resign from the Board.
     “We welcome the new members to our Board as we share a common goal in our commitment to enhancing shareholder value,” said Gregory L. Burns, chairman and chief executive officer of O’Charley’s Inc. “We are deeply indebted to Mr. Stokely for his loyal service to our company and wise counsel.” Arnaud Ajdler, managing director of Crescendo Partners, said, “Greg, Doug and I are excited to join the board and we hope to help the company create significant value.”
     The Company also announced that it will be submitting and recommending approval of a proposal to shareholders at the 2008 Annual Meeting to declassify the Company’s Board to provide for

CHUX Announces Agreement with Crescendo Partners

March 13, 2008
the annual election of all directors upon the expiration of their current terms. The Company’s shareholders had approved a shareholder proposal submitted by the Comptroller of the City of New York at the 2007 Annual Meeting requesting that the Board take the necessary steps to declassify the Board.
     The agreement with Crescendo Partners provides for Crescendo to vote its shares in favor of the Company’s full slate of nominees at the 2008 Annual Meeting and for certain other agreements with regard to the ownership and voting of Crescendo Partners’ stock. Additional information relating to the agreement with Crescendo will be contained in a Form 8-K to be filed by the Company.
About O’Charley’s Inc.
O’Charley’s Inc., headquartered in Nashville, Tenn., is a multi-concept restaurant company that operates or franchises a total of 364 restaurants under three brands: O’Charley’s, Ninety Nine Restaurant, and Stoney River Legendary Steaks. The O’Charley’s concept includes 240 restaurants in 20 states in the Southeast and Midwest, including 228 company-owned and operated O’Charley’s restaurants, and 12 restaurants operated by franchisees and joint venture partners. The menu, with an emphasis on fresh preparation, features several specialty items, such as hand-cut and aged USDA choice steaks, a variety of seafood and chicken, freshly baked yeast rolls, fresh salads with special-recipe salad dressings and signature caramel pie. The company operates Ninety Nine restaurants in 114 locations throughout New England and the Mid-Atlantic states. Ninety Nine has earned a strong reputation as a friendly, comfortable place to gather and enjoy great American food and drink at a terrific price. The menu features a wide selection of appetizers, salads, sandwiches, burgers, entrees and desserts. The company operates 10 Stoney River Legendary Steaks restaurants in six states in the Southeast and Midwest. The steakhouse concept appeals to both upscale casual-dining and fine-dining guests by offering high-quality food and attentive customer service typical of high-end steakhouses, but at more moderate prices.
Important Information
O’Charley’s Inc. plans to file with the SEC and furnish to its shareholders a Proxy Statement in connection with its 2008 Annual Meeting of Shareholders, and advises its shareholders to read such Proxy Statement when it becomes available, because it will contain important information. Shareholders may obtain a free copy of the Proxy Statement and other documents (when available) that the Company files with the SEC at the SEC’s website at www.sec.gov, In addition, documents filed with the SEC by the Company will be available free of charge on the “Investor Relations” portion of the Company’s website at www.ocharleysinc.com.
Certain Information Regarding Participants In The Solicitation
O’Charley’s Inc. and its directors are, and certain of its officers and employees may be deemed to be, participants in the solicitation of proxies from O’Charley’s Inc.’s shareholders with respect to the matters considered at the company’s 2008 Annual Meeting of Shareholders. Shareholders may obtain information regarding the names, affiliations and interests of such individuals in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and its definitive proxy statement dated April 19, 2007, each of which has been filed with the SEC. To the extent holdings of the company’s securities have changed from the amounts included in the definitive proxy statement dated April 19, 2007, such changes have been reflected on Forms 4 and 5 filed with the SEC and will be reflected in the definitive proxy statement for the 2008 Annual Meeting of Shareholders, which all Company shareholders are encouraged to read. The Company’s SEC filings may be obtained on the

CHUX Announces Agreement with Crescendo Partners

March 13, 2008
“Investor Relations” portion of the Company’s website at www.ocharleysinc.com or from the SEC’s website at www.sec.gov.